Exhibit 12.1

COLONY FINANCIAL, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

	Three Months Ended March 31,		Year Ended December 31,				Period from June 23, 2009 (Date of Inception) to
	2012		2011		2010		December 31, 2009
Earnings

Loss before income taxes before adjustment for noncontrolling interest and income from equity investees	$(2,300)		$(2,356)		$(6,516)		$(1,610)
Add:
Fixed charges	1,494		3,011		555		—
Distributed income of equity investees	16,192		25,959		16,296		—
Subtract:
Noncontrolling interest in pre-tax earnings of consolidated subsidiaries with no fixed charges	(307)		(1,095)		(22)		(2)

Earnings (loss)	$15,079		$25,519		$10,313		$(1,612)

Fixed Charges
Interest expense	$1,494		$3,011		$555		—

Total fixed charges	$1,494		$3,011		$555		$—

Preferred Dividends	$376		$—		$—		$—

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	8.1	x	8.5	x	18.6	x	N/A (1)

(1)	The Company did not have any fixed charges in the period presented.

COLONY FINANCIAL, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

	Pro Forma for the Three Ended March 31, 2012		Pro Forma for the Year Ended December 31, 2011
Earnings

Loss before income taxes before adjustment for noncontrolling interest and income from equity investees	$(1,684)		$(1,841)
Add:
Fixed charges	878		2,496
Distributed income of equity investees	16,192		25,959
Subtract:
Noncontrolling interest in pre-tax earnings of consolidated subsidiaries with no fixed charges	(307)		(1,095)

Earnings	$15,079		$25,519

Fixed Charges
Interest expense	$878		$2,496

Total fixed charges	$878		$2,496

Preferred Dividends	$2,501		$8,500

Pro Forma Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.5	x	2.3	x

In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the shares of Series A Preferred Stock offered by this prospectus supplement were issued on the first day of the applicable period. For purposes of this pro forma calculation, we have assumed the repayment of $98.8 million of outstanding borrowings under our revolving credit facility (approximately $40.5 million as of the date of this prospectus supplement) with the net proceeds from this offering; therefore, the pro forma ratio excludes the effect of the amount of the related interest expense for each applicable period.